UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BJ’s Wholesale Club, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SUPPLEMENT NO. 2 TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the definitive proxy statement on Schedule 14A filed with the SEC by BJ’s Wholesale Club, Inc. (the “Company”) on August 3, 2011, as supplemented by the Supplement to Definitive Proxy Statement filed with the SEC by the Company on August 29, 2011, which should be read in their entirety. Defined terms used but not defined herein have the meanings set forth in the definitive proxy statement.

As previously disclosed on pages 7-8 and 72-75 of the definitive proxy statement, we, our directors, Buyer, Transitory Subsidiary, Leonard Green and CVC have been named as defendants in twelve putative class actions filed in the Court of Chancery of the State of Delaware between June 29, 2011 and July 13, 2011. On July 26, 2011, these cases were consolidated into one action captioned In re BJ’s Wholesale Club, Inc. Shareholder Litigation, Consolidated C.A. No. 6623-VCN, and on July 28, 2011 the plaintiffs filed a consolidated complaint. That action, purportedly brought as a class action on behalf of all of our stockholders (other than the defendants), alleges that our directors breached their fiduciary duties in connection with the proposed acquisition by, among other things, failing to fully inform themselves of the Company’s market value, issue complete and accurate disclosures relating to the merger, maximize stockholder value, obtain the best financial and other terms and act in the best interests of public stockholders, and by seeking to benefit themselves improperly. The complaint further alleges that the non-Company defendants aided and abetted the directors’ purported breaches. The plaintiffs are seeking injunctive and other equitable relief, including to enjoin us from consummating the merger, damages and fees and costs. The plaintiffs in the Delaware Chancery Court consolidated action have moved for a preliminary injunction and the parties have engaged in expedited discovery. The Court has scheduled a hearing on the plaintiffs’ motion for preliminary injunction for September 2, 2011. In addition, the Company, our directors, Buyer, Transitory Subsidiary, Leonard Green, and CVC have been named as defendants in a putative class action filed in the United States District Court for the District of Massachusetts. In addition to the allegations contained in the consolidated litigation described above, the Massachusetts action alleges that the defendants violated federal securities laws in connection with the filing of the preliminary proxy. The plaintiffs also seek injunctive and other equitable relief, including to enjoin us from consummating the merger and to impose a constructive trust, in addition to fees and costs.

The Company believes that no further disclosure is required to supplement the definitive proxy statement under applicable laws; however, the Company wishes to voluntarily make additional supplemental disclosures related to the proposed merger requested by plaintiff’s counsel, as set forth below.

The last paragraph beginning on page 35 of the definitive proxy statement, which continues on the top of page 36 of the definitive proxy statement, under the section entitled “The Merger – Background of the Merger,” is hereby restated in its entirety as follows. The text below is also marked to show the changes from the definitive proxy statement.

On April 14, 2011, the board held a meeting. Joining portions of the meeting were representatives of Morgan Stanley, Potter Anderson and WilmerHale. In an effort to keep the board fully informed of the process, Morgan Stanley reviewed with the board the four preliminary indications of interest received from prospective bidders, as well as its discussions with representatives of each of the private equity firms submitting bids. Morgan Stanley noted that an illustrative leveraged buyout analysis suggested a financial sponsor, assuming management projections, and typical required internal rates of return, may be able to pay approximately $47 to $51 per share. Morgan Stanley also noted a hypothetical sale-leaseback of various clubs owned by the Company, the proceeds (estimated to be approximately $666 million after-tax) of which could be used to, among other things, reduce the principal amount of debt that would be otherwise incurred to fund the transaction, could increase a financial sponsor’s ability to pay to approximately $50 to $54 per share, depending on timing, achievability and attractiveness of sale-leaseback terms. Morgan Stanley also discussed structural issues with the recapitalization/acquisition proposal ~~and~~of PE Firm A and expressed the view that the proposal would create a value for the Company’s stock higher than approximately $42 to $45 per share only in the event that, following the proposed transaction, the Company’s shares traded at a higher EBITDA multiple than the existing multiple or there were meaningful synergies realized as a result of the transaction, or a combination of both. Morgan Stanley also updated the board on the status of discussions with other private equity firms that had signed NDAs but not submitted expressions of interest. Morgan Stanley then reviewed the expression of interest from a potential strategic bidder, Party A. At the request of the board, representatives of WilmerHale presented their preliminary views on the antitrust issues likely to arise from any combination between the

Company and Party A, based on the preliminary antitrust analysis undertaken by WilmerHale in the Fall of 2010. The board discussed the antitrust review process, its likely effect on the timing of any transaction, its impact on the certainty of closing any negotiated transaction with Party A and the manner in which the antitrust risks might be addressed in any merger agreement. Specifically, the board discussed provisions in precedent transactions in which buyers had agreed to make whatever divestitures might be required to achieve antitrust clearance or had agreed to significant termination fees if the transaction did not proceed because of antitrust issues. There was also discussion of the potential adverse effects on the Company’s business if competitively sensitive information were shared or if an acquisition by Party A were to be announced but not closed. After discussion, the board determined that WilmerHale should engage in a conversation with Party A’s legal counsel to better understand Party A’s analysis of the antitrust risks, but that such conversation should take place only after putting in place a confidentiality agreement between counsel sufficient to protect the confidentiality of the competitively sensitive information of both parties. The board also authorized WilmerHale to engage an economic consulting firm to assist it in its analysis. The independent committee also determined to arrange a meeting early the following week between the President of Party A and senior management of the Company, with certain members of the independent committee and board to be in attendance, in order to better assess the expression of interest of Party A.

*    *    *    *    *    *     *    *    *    *    *

The first paragraph on page 50 of the definitive proxy statement, under the heading “Leveraged Buyout Analysis,” is hereby restated in its entirety as follows. The text below is also marked to show the changes from the definitive proxy statement.

Leveraged Buyout Analysis

Morgan Stanley performed an illustrative leveraged buyout analysis to estimate the theoretical prices at which a financial sponsor might effect a leveraged buyout of the Company. For purposes of this analysis, Morgan Stanley assumed that a financial buyer would attempt to realize a return on its investment in fiscal year ending 2016, with a valuation of the Company realized by the financial sponsor in such subsequent exit transaction based on an 6.5x aggregate value to fiscal year 2016 EBITDA multiple based on management estimates. Morgan Stanley utilized management projections in performing its analysis. For purposes of this analysis, Morgan Stanley also assumed an illustrative multiple of lease-adjusted debt to last-twelve-months earnings before interest, taxes, depreciation, amortization and rent, or EBITDAR, at the transaction date of 5.5x~~.~~, or a debt to last-twelve months EBITDA leverage multiple of 4.2x. This implied that a financial sponsor would commit approximately $1.0 billion of equity. Moreover, Morgan Stanley also assumed that debt financing for an illustrative leveraged buyout would consist of an asset backed loan equal to approximately 0.8x EBITDA at a rate of LIBOR plus 200 basis points (1.25% LIBOR floor) and senior notes equal to approximately 3.5x EBITDA at a rate of between 9.00% and 9.25%. Morgan Stanley then derived a range of theoretical purchase prices based on an assumed required internal rate of return for a financial buyer of between 15% and 20%. This analysis implied a value range of $48 per share to $52 per share using management projections. Morgan Stanley noted that the assumed value of the merger consideration to be received by holders of shares of the Company common stock pursuant to the merger agreement was $51.25.

Cautionary Statement Concerning Forward-Looking Information

This document, the prior Supplement to Definitive Proxy Statement and the definitive proxy statement contain a number of “forward-looking statements,” including all statements relating directly or indirectly to the timing or likelihood of completing the merger, financing sources, planned capital expenditures, planned club openings, expected provision for income taxes, litigation, lease obligations in connection with closed BJ’s and ProFoods clubs, and other information with respect to our plans and strategies. Any such statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “intends,” “anticipates,” “plans,” “estimates,” “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements, including, without limitation, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-K and 10-Q. In addition, any forward-looking statements represent our estimates only as of the date they were made and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. In addition to other factors and matters contained in or incorporated by reference herein and in the definitive proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

•	Buyer’s failure to obtain the necessary equity and debt financing or the failure of that financing to be sufficient to complete the merger and the transactions contemplated thereby;

•

the inability to complete the merger due to the failure to obtain the Company stockholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	the possibility that alternative takeover proposals will or will not be made;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against the Company or others relating to the merger agreement;

•	diversion of management’s attention from ongoing business concerns;

•	the merger agreement’s contractual restrictions on the conduct of our business prior to the completion of the merger;

•	the possible adverse effect on our business and the price of the Company common stock if the merger is not consummated in a timely manner or at all;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees; and

•	the amount of the costs, fees, expenses and charges related to the merger.

Additional Information and Where to Find It

In connection with the proposed acquisition of the Company by Buyer, the Company has filed the definitive proxy statement with the SEC. Investors and security holders may obtain free copies of the definitive proxy statement at the SEC’s web site, http://www.sec.gov. In addition, investors and security holders may obtain free copies of the definitive proxy statement and other relevant materials from the Company by contacting Cathy Maloney, Vice President, Investor Relations, at (774)-512-6650.

Investors and security holders are urged to read all relevant documents filed with the SEC, including the definitive proxy statement, because they contain important information about the proposed transaction.

3